Exhibit 4(b)


              KANSAS CITY POWER & LIGHT COMPANY
                  (a Missouri corporation)

                       Debt Securities

                       TERMS AGREEMENT


                                               November 15, 2001


To:  Kansas City Power & Light Company
     1201 Walnut
     Kansas City, Missouri  64100-2124


Ladies and Gentlemen:

     We understand that Kansas City Power & Light Company, a Missouri corporation (the "Company"), proposes to issue and sell $150,000,000 aggregate principal amount of its senior debt securities (the "Debt Securities"). Subject to the terms and conditions set forth or incorporated by reference herein from the Underwriting Agreement, dated November 15, 2001, among the Company and ABN AMRO Incorporated and BNY Capital Markets, Inc., the underwriters named below (the "Underwriters") offer to purchase, severally and not jointly, the principal amount of Debt Securities opposite their names set forth below at the purchase price set forth below.



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                                     Principal Amount
Underwriter                          of Debt Securities
--------------------------------------------------------

ABN AMRO Incorporated                $52,500,000
BNY Capital Markets, Inc.            $52,500,000
U.S. Bancorp Piper Jaffray Inc.      $45,000,000

Total                               $150,000,000


                       Debt Securities
		       ---------------

Title:   6.50% Senior Notes due November 15, 2011

Rank: The Senior Notes will rank equally with the Company's other unsecured debt securities that are not subordinated obligations.

Ratings:   Moody's Investors Service, Inc. - A2 (Stable Outlook)
           Standard & Poor's Ratings Group - BBB+ (Negative Outlook)

Aggregate principal amount:   $150,000,000

Denominations:   $1,000

Currency of payment:   U.S. dollars

Interest rate or formula:   6.50% per annum

Interest payment dates:   November 15 and May 15, commencing
                          May 15, 2002

Regular record dates:  November 1 or May 1, as applicable,
                       prior to the Interest Payment Dates

Stated maturity date:  November 15, 2011

Redemption provisions:  Optional make-whole redemption (T+25)
                        as described in the prospectus supplement.

Sinking fund requirements:   None

Conversion provisions:   None

Listing requirements:   None

Black-out provisions:   Date of this Terms Agreement through
                        Closing Date

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Fixed or Variable Price Offering:   Fixed Price Offering
     If Fixed Price Offering, initial public offering price:
     99.851% of the principal amount, plus accrued interest, if any, from November 20, 2001.

Form:   Book-entry only

Other terms and conditions:
     Underwriting Fee:  0.65% ($975,000)
     Net Proceeds after Underwriting Fee and before expenses:
     99.201% ($148,801,500)

Closing Date and location: November 20, 2001 at the offices
                           of Dewey Ballantine LLP

          Please accept this offer no later than 6 p.m. (New
York City time) on November 15, 2001 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                              Very truly yours,

                              ABN AMRO INCORPORATED

                              By: /s/David Wood
                              Authorized Signatory



                              BNY CAPITAL MARKETS, INC.

                              By: /s/Gary S. Herzog
                              Authorized Signatory

                              Acting on behalf of themselves
                              and the other underwriter
                              named herein

Accepted:

KANSAS CITY POWER & LIGHT
 COMPANY

By:  /s/Andrea F. Bielsker
     Name:	Andrea F. Bielsker
     Title:	Vice President-Finance,
	        Chief Financial Officer
	        and Treasurer